Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Shareholder Services – Statements and Reports,” “General Information - Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated January 31, 2023 and revised July 5, 2023, and each included in this Post-Effective Amendment No. 212 on the Registration Statement (Form N-1A, File No. 2-48227) of AB Bond Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated November 23, 2022, with respect to the financial statements and financial highlights of AB Short Duration High Yield Portfolio (formerly AB Limited Duration High Income Portfolio) (one of the portfolios constituting AB Bond Fund, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2022 and our report dated December 23, 2022 with respect to the financial statements and financial highlights of AB Short Duration Income Portfolio (one of the portfolios constituting AB Bond Fund, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2022 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 30, 2023